Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Hartman
Enpath Medical, Inc.
(763) 577-2212

EVC Group
Doug Sherk (415) 896-6820
Anne Bugge (206) 926-5220

October 20, 2004

Enpath Medical Reports Third Quarter Results

•      Delivery Systems Division Achieves Record Sales with 30% Increase

•      Conference Call Scheduled for 1:30 PM CDT Today

MINNEAPOLIS–Enpath Medical, Inc. (Nasdaq: NPTH) reported sales in the third quarter grew 75% to $7.1 million compared to $4.0 million in the third quarter of 2003.  For the nine months ended September 30, 2004, the Company reported sales of $21.7 million, compared to $13.0 million in the same period of 2003, a 66% increase.  Last year’s third quarter and nine month comparative results do not include sales or expenses from the BIOMEC Cardiovascular business, now the Lead Technologies Division, which the Company acquired in October 2003.

For the third quarter of 2004, the Company reported net income of $209,480, or $.03 per diluted share, compared to net income of $381,265 or $.08 per diluted share in 2003.  For the nine months ended September 30, 2004, the Company reported a net loss of $1.3 million, or $.23 per share, which included the $1.9 million after tax safety needle impairment adjustment reported in the second quarter, compared to net income of $1.5 million, or $.30 per diluted share, for the first nine months of 2003.

“Our sales results were slightly better than our revised guidance for the third quarter provided on September 21, 2004,” said James D. Hartman, Chairman and CEO. “Our profitability for the quarter was consistent with our expectations with gross margins just slightly less than 40%.  Research and development expenses totaled 15.7% of sales as we continued to work on gaining regulatory approval for our new Myopore Rx™ steroid epicardial lead, while our selling, general and administrative expenses totaled 18.9% of sales for the quarter.”

Delivery Systems Division

Sales at the Delivery Systems Division increased 30% during the quarter to $5.2 million compared to $4.0 million in the third quarter of 2003.  This increase was fueled by growth in the core introducer product line driven by the launch of the FlowGuardTM valved introducer into the cardiac pacemaker market, as well as strong orders for introducers from its two largest customers.  Gross margins at the Delivery Systems Division were 47.4% compared to 40.4% in the same quarter of 2003 as higher production volume generated improved manufacturing efficiencies.  Research and development expenditures at the Delivery System Division were as planned at $629,000, or 12.0% of Division sales for the quarter compared to $460,000 or 11.4% of sales one year ago.

Lead Technologies Division

Sales at the Lead Technologies Division declined 47% during the quarter to $1.8 million, compared to $3.5 million in the third quarter of 2003.  Last year’s results are included only for comparative purposes as the acquisition of the Lead Technologies Division did not take place until October 2003.  As stated in the news release of September 21, 2004, the Division has realized a substantial slow-down in sales from its largest customer that continues to work towards balancing an inventory overstock situation.  These reduced order patterns are expected to continue for the remainder of the year.  The Company also disclosed earlier this year that it eliminated a number of low margin contract manufacturing projects which also negatively affected quarter over quarter sales comparisons.

Because of the decline in sales and the resulting production inefficiencies, the Lead Technologies Division’s gross margins declined to 17.5% for the quarter compared to 37.4% in last year’s third quarter.  Spending on research and development at the Lead Technologies Division was $483,000 in the quarter, just over 26% of Division sales.”

Selling, General and Administrative Expenses

Overall, Company selling, general and administrative expenses were 18.9% of sales for the quarter, substantially more than the 15-16% of sales the Company has targeted as the long-term goal of the business but within management’s expectations for the quarter and the remainder of the year.  As sales increase with the launch of new products, especially at the Lead Technologies Division, the Company expects these expenses to more closely track the long-term goals of the business.”

New Products

“We expect our new Fastac Flex™ epicardial lead delivery tool to be ready for market in the fourth quarter of 2004 in the United States and early next year in Europe and the Myopore Rx steroid lead early next year in both markets,” added Mr. Hartman.  “We now have agreements with two major cardiac rhythm management companies to purchase and market the Myopore Rx.  Based on discussion with these companies, we expect sales of the leads and the FasTac Flex to commence in the first quarter of 2005 upon receiving regulatory clearance to market the Myopore lead in the US.”

“We launched the smaller sizes of the FlowGuard valved introducer in the pacing and port markets in the third quarter and expect sales volume increases from those introductions over the next several months,” Hartman continued.  “Initiatives for our advanced delivery systems are moving forward on several fronts as we partner with companies developing new, less invasive treatments for a variety of cardiovascular diseases.  We are also preparing to submit our own proprietary, branded articulating introducer for FDA review.”

2004 Outlook and Guidance

Given recent customer’s clarification regarding their intentions to launch FasTac Flex with the Myopore Rx lead upon regulatory approval of the lead in the first quarter of 2005, and a more up to date sales forecast, the Company stated that it would expect 2004 sales to be approximately $29 million, and that gross margins should approximate 38-39% for the year.  Research and development expenses are expected to continue in the range of 15-16% of sales in the fourth quarter due to the development and approval process for the steroid epicardial lead along with accelerated spending on the development of the Company’s proprietary steerable introducer system.  SG&A expenses should approximate 18-19% of revenue in the fourth quarter, similar to the third quarter.   The Company expects its tax rate to approximate 32% of income for 2004 as a result of the availability of research & development credits.

Conference Call Today

The Company will host a conference call today at 1:30 PM, CDT/2:30 PM, EDT to discuss its financial results, outlook for the remainder of 2004 and current corporate developments.  To participate in the call dial (800) 257-7063, provide the Company name and Jim Hartman as the leader’s name.  A live webcast can be accessed on the Enpath Medical website, www.enpathmed.com, by clicking on the Third Quarter 2004 Conference Call window. A taped replay of the call will be available approximately one hour after the conclusion of the call until October 27, 2004, by calling (800) 405-2236 and referencing ID 11010710#.  An audio replay of the webcast will be archived on the Enpath website until October 20, 2005.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, as well as in our quarterly reports on Form 10-Q and current reports on Form 8-K.  Among the factors that could cause results to differ materially are the following: the ability of Enpath to successfully integrate the BCI operation; Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to complete development of its Myopore steroid epicardial lead and Fastac Flex delivery tool and obtain FDA and European approval to market these devices; the ability of Enpath and its distribution partners to successfully introduce the Myopore and FasTac Flex to the market; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products, Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; patent and government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Consolidated Condensed Balance Sheets

	Unaudited 09/30/04	Audited (1) 12/31/03
Assets
Cash and cash equivalents	$—	$1,067,935
Inventory, receivables and prepaids	9,055,514	8,332,731
Property, plant and equipment, net	5,156,436	6,861,748
Goodwill	9,104,806	8,984,824
Intangible assets with finite lives, other	7,502,656	8,313,656
Total Assets	$30,819,412	$33,560,894
Liabilities & Shareholders’ Equity
Current liabilities	$4,079,623	$4,842,297
Long-term liabilities	3,104,107	5,728,303
Shareholders’ equity	23,635,682	22,990,294
Total Liabilities & Shareholders’ Equity	$30,819,412	$33,560,894

(1)          Derived from Audited Balance Sheet at 12/31/03.

Consolidated Income Statements (Unaudited)

	Three Months Ended		Nine Months Ended
	Sep 30, 2004	Sep 30, 2003	Sep 30, 2004	Sep 30, 2003
Sales	$7,063,550	$4,041,977	$21,655,717	$13,047,641
Cost of sales	4,257,739	2,410,197	13,336,078	7,525,467
Gross profit	2,805,811	1,631,780	8,319,639	5,522,174

Operating expenses:
Research and development	1,111,277	459,965	3,293,588	1,201,212
Selling, general and administrative	1,331,868	570,535	4,028,765	1,981,152
Safety needle asset impairment	0	0	2,809,199	0
Total operating expenses	2,443,145	1,030,500	10,131,552	3,182,364

Operating income (loss)	362,666	601,280	(1,811,913)	2,339,810

Other income (expense):
Interest expense	(52,485)	(3,877)	(146,636)	(12,747)
Interest income	5	9,425	1,613	36,404
Other	(1,890)	(1,913)	(2,922)	(2,315)
Total other income (expense)	(54,370)	3,635	(147,945)	21,342

Income (loss) before income taxes	308,296	604,915	(1,959,858)	2,361,152
Income tax benefit (expense)	(98,816)	(223,650)	626,497	(873,458)
Net Income (loss)	$209,480	$381,265	$(1,333,361)	$1,487,694

Earnings (loss) per share
Basic	$0.04	$0.08	$(0.23)	$0.31
Diluted	$0.03	$0.08	$(0.23)	$0.30

Weighted average shares
Basic	5,885,853	4,740,617	5,828,670	4,734,217
Diluted	6,105,940	5,007,723	5,828,670	4,971,259